Exhibit 2.2
REAL ESTATE PURCHASE AND SALE AGREEMENT
THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of this September 28, 2021 (the “Effective Date”), by and among MILLER FAMILY REAL ESTATE, L.L.C., a Utah limited liability company, dba Larry H. Miller Real Estate, and LARRY H. MILLER CORPORATION – BOISE, a Utah corporation as a seller as to a single Property as more particularly described below in Section 4(i) (collectively in the singular as “Seller”); ASBURY AUTOMOTIVE GROUP, L.L.C. or an indirect wholly-owned subsidiary (“Purchaser”); and solely for purposes of Section 7, THE GAIL MILLER GST TRUST, DATED AS OF DECEMBER 1, 2019 (“Parent Guarantor”). Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, Seller is the owner or tenant of certain interests in real properties located in the states of Arizona, California, Colorado, Idaho, New Mexico, Utah, and Washington (such real property, together with all Real Property Leases (as defined herein) and all Improvements (as defined herein), all of the foregoing each, individually, referred to herein as a “Real Property” and, collectively, as the “Real Properties”). The Real Properties are identified on Exhibit A-1 and Exhibit A-2 attached hereto and made a part hereof.
WHEREAS, Seller is the lessor or sublessor of certain parcels of the Real Property where the tenant or subtenant is the operator of certain automotive dealerships or other businesses operating as part of the Business (as defined in the EPA). Purchaser, or its affiliate, is entering into an Equity Purchase Agreement (“EPA”) with the same effective date as the Effective Date for the acquisition of the equity interests in Holdings (as defined in the EPA), the parent of the entities that own the Business operating at or in connection with the Real Properties. In this Agreement the seller under the EPA is referred to herein in as the “EPA Seller”, and the purchaser under the EPA is referred to herein in the singular as the “EPA Purchaser”.
WHEREAS, in connection with the transaction described in the EPA, and as referenced in this Agreement, Seller desires to sell and Purchaser desires to purchase Seller’s interest in the Real Property (as defined in Section 3(a)), and to assign or otherwise transfer certain agreements or leases related to or used in connection with the Real Property, pursuant to the terms and conditions hereinafter set forth.
NOW, THEREFORE, for good and sufficient consideration and the mutual promises of the Parties as set forth herein, Seller does hereby agree to sell to Purchaser and Purchaser agrees to purchase from Seller, Seller’s interests in the Real Property pursuant to the following covenants, conditions, terms, and obligations:
1.DUE DILIGENCE; MANUFACTURER APPROVALS.
1(a)Due Diligence. Purchaser will undertake certain due diligence and investigations of the Real Property, which Purchaser deems necessary or required with respect to the transaction evidenced by this Agreement, including without limitation, such investigations, engineering, development, marketing, entitlement, and other studies Purchaser may have desired in order to determine the suitability of the Real Property, including any Phase I assessments, surveys, zoning reports and property/building condition assessments or reports (collectively, the “Due Diligence”); provided, however, Seller and Purchaser acknowledge and agree that any Phase II assessments or any other assessments in addition to the foregoing that Purchaser elects to obtain as part of Due Diligence shall be subject to Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any consent shall be deemed given by Seller if Seller does not respond to Purchaser’s request in writing within twenty-four (24) hours after the date of such request. Purchaser shall have forty-five (45) days following the Effective Date (the “Material Objection Period”) to undertake the Due Diligence; provided, however, Purchaser shall have sixty (60) days following the Effective Date (the “Material Title/Survey/Zoning Objection Period”) in order to obtain surveys and zoning reports for the Real Properties and deliver any Material Title/Survey Objection or any Material Zoning Objection.
1(b)Material Environmental Objection. In the event any Phase I environmental assessment, or an allowed Phase II environmental assessment, if any, discloses any environmental condition at any Real Property that: (i) requires Remediation, the estimated cost of which will be greater than $300,000, (ii) the Remediation of which would cause material disruption to the operations of the Business conducted thereon, (iii) would affect the marketability of title to such Real Property, (iv) would materially affect the ability to finance such Real Property on terms consistent with the financing of the other Real Properties, or (v) would adversely affect the valuation of such Real Property (collectively “Material Environmental Objection”), Purchaser shall notify Seller in writing of each such Material Environmental Objection on or before the expiration of the Material Objection Period specifying each such Material Environmental Objection and the affected Real Property. A Material Environmental Objection shall not exist for any Real Property where Purchaser obtains a Phase I for that Real Property disclosing no recognized environmental conditions or making no recommendation for further inquiry. For purposes of this Agreement, “Remediation” means, with respect to a given Material Environmental Objection or a Mandatory Environmental Cure Item (as defined herein), as applicable, the (A) taking of all acts required by applicable Environmental Laws (as defined in the EPA), including, without limitation, the repair or restoration of such Real Property, and (B) the ultimate obtaining of a letter or other confirmation from such Governmental Entity (as defined in the EPA) of no further action with respect to such Material Environmental Objection or Mandatory Environmental Cure Item, as applicable, and as required by applicable Environmental Laws.
1(c)Mandatory Environmental Cure. In the event any Phase I environmental assessment, or an allowed Phase II environmental assessment, discloses any environmental condition at any Real Property for which the cost of Remediation is $300,000 or less (as to each Business Grouping (as defined herein)), each a “Mandatory Environmental Cure Item”), Purchaser shall notify Seller in writing of such Mandatory Environmental Cure Item and provide Seller with a cost estimate and Seller shall cause the Remediation or otherwise cure such Mandatory Environmental Cure Item prior to Closing by expending no more than $300,000 per such Business Grouping; provided, however if Remediation or cure of the Mandatory Environmental Cure Item cannot reasonably be completed prior to Closing, then Seller shall be permitted to complete Remediation or the cure post-Closing so long as the Remediation or cure, as applicable, will not disrupt or interfere with the operations of the respective Business on such Real Property. Seller shall indemnify Purchaser as set forth in Section 7(c) with respect to such matter. This provision shall survive Closing.
1(d)Material Zoning Objection. If any zoning report or other zoning information for any Real Property reveals any condition or matter that would (i) materially affect the current operations of the respective Business on such Real Property, or (ii) materially affect the ability to finance such Real Property for use consistent with such Business on terms consistent with the financing of the other Real Properties (each, a “Material Zoning Objection”), Purchaser shall notify Seller in writing of each such Material Zoning Objection on or before the expiration of the Material Title/Survey/Zoning Objection Period specifying each such Material Zoning Objection and the affected Real Property. A zoning condition that may arise in the future if a Real Property is required to be updated or upgraded shall not qualify as a Material Zoning Objection.
1(e)Mandatory Zoning Cure If any zoning report or other zoning information for any Real Property reveals any condition or matter that does not constitute a Material Zoning Objection, but does affect the operations of the Business conducted thereon (each, a “Mandatory Zoning Cure Item”), Purchaser shall notify Seller in writing of such Mandatory Zoning Cure Item, and, in such event, Seller shall cure such Mandatory Zoning Cure Item prior to Closing to the extent such Mandatory Zoning Cure Item is curable. A Mandatory Zoning Cure Item shall not include a condition or matter: (i) requiring an amendment to a zoning ordinance; (ii) that has existed during Seller’s ownership and has not interfered with the operation of the Business; or (iii) has become legal nonconforming by virtue of a change in code, law or policy.
1(f)Material Property Condition Objection. If any property/building condition assessment or report for any Real Property reveals any condition or matter that would materially and adversely violate any applicable laws, codes, building rules and regulations relating to health and safety for the operation of the respective Business on such Real Property (each, a “Material Property Condition Objection”), Purchaser shall notify Seller in writing of each such Material Property Condition Objection on or before the expiration of the Material Title/Survey/Zoning Objection Period specifying each such Material Property Condition Objection and the affected Real Property. A property or building condition objection that may arise in the future if a Real Property is required to be updated or upgraded shall not qualify as a Material Property Condition Objection.
1(g)Purchaser Options. In the event Purchaser provides written notice to Seller during the Material Objection Period of any Material Environmental Objection or any Material Property Condition Objection or in the event Purchaser provides written notice to Seller during the Material Title/Survey/Zoning Objection Period of any Material Zoning Objection as to any Real Property and Seller is not able to cure the same in accordance with Section 1(c) above, then Purchaser may elect, in its sole discretion, either of the following with respect to each such item: (i) accept title to the affected Real Property subject to the Material Environmental Objection, Material Property Condition Objection, Material Zoning Objection which remains uncured without an adjustment in the Purchase Price; or (ii) elect to terminate this Agreement as to the Real Properties associated with the operation of the respective Business of an Acquired Company (as defined in the EPA), and which grouping by Dealership Business and associated Real Properties are set forth on Exhibit A-4 attached hereto (each a “Business Grouping”) to which such Material Environmental Objection, Material Zoning Objection, or Material Property Condition Objection has been made. In the event of any such termination of this Agreement with respect to a Business Grouping, the EPA shall automatically be revised to exclude the respective Business associated with such Business Grouping and the Parties shall be relieved of any further right, obligation or liability hereunder with respect to such Business Grouping, except for those rights and obligations that expressly survive the termination of this Agreement.
1(h)Entry. In connection with the Due Diligence, Purchaser and its agents, contractors or employees shall: (i) have the right to enter upon any of the Property (defined below) for the purpose of performing its Due Diligence, provided that Purchaser shall require each such agent, contractor and/or employee to be bound by the confidentiality obligations described in the EPA; and (ii) restore the Real Property to the physical condition existing immediately before the Due Diligence. Purchaser shall obtain Seller’s prior consent (which will not be unreasonably withheld or delayed) before Purchaser enters upon the Property, and Purchaser shall indemnify and hold Seller harmless from any breach of the confidentiality requirements set forth herein and from any physical damage to the Property caused by Purchaser (or its agents) in its investigation; provided, however, that, such restoration obligations and indemnification shall not extend, or be applicable, to any damages, claims, demands, actions, causes of action or liability relating to or in connection with previously existing environmental or other conditions, or matters discovered by the Due Diligence. Purchaser must coordinate all inspections and consent for any additional assessments with Seller’s Vice President, Greg Flint, 970-903-1302, at the following email greg.flint@lhm.com with sufficient advance notice so that Seller may coordinate all inspections or testing with Seller or Seller affiliate employees as such Property.
1(i)Manufacturer Consent Condition. Pursuant to and subject to the EPA, the EPA Purchaser is applying for and obtaining the Manufacturer Consents (as defined in the EPA). “Manufacturer Consent Condition” means the obtaining of the applicable Manufacturer Consent under the EPA for the EPA Purchaser’s acquisition of the respective Dealership Business associated with each Real Property. If a Manufacturer Consent is not obtained as to any Dealership Business such that the Acquired Company is excluded from the EPA, then this Agreement shall automatically be revised to exclude the Business Grouping associated with such Dealership Business for which such Manufacturer Consent is not obtained. After any such termination with respect to a Business Grouping associated with such Dealership Business, the Parties shall be relieved of further right, obligation, or liability hereunder with respect to such Business Grouping associated with such Dealership Businesses, except for those rights and obligations that expressly survive the termination of this Agreement.
2.DUE DILIGENCE MATERIALS.
2(a)Purchaser acknowledges and agrees that Seller has, prior to the Effective Date, delivered to Purchaser copies of those items listed on Exhibit B attached hereto, if any and to the extent such items are in Seller’s possession including without limitation all surveys, title commitments, Real Property Leases (as defined herein), Leases to Third Parties (as defined herein), and Related Party Leases (as defined below), and any other leases, subleases, licenses or occupancy arrangements affecting the Real Property, and any Construction Documents (as defined herein) (“Seller’s Materials”). Additionally, within five (5) Business Days of the Effective Date, Seller shall provide Purchaser with a certified rent roll for the Related Party Leases and Leases to Third Parties, which shall contain the name of each landlord and tenant, the address for the leased property, the term, the amount of rent paid, the amount of any prepaid rent or security deposit, the amount of any additional rent, the beginning date and ending date of the rental period, and the existence and terms of any options to renew (collectively, “Rent Roll”). Purchaser agrees that all drawings, plans, surveys, tests, reports, land use applications, and other documents relating to the Property which Purchaser obtains or creates, or has generated by third parties (“Purchaser’s Materials”), shall be delivered to Seller in the event that there is a termination as allowed under this Agreement or if Purchaser fails to close on any Real Property.
2(b)The furnishing of Seller’s Materials and Purchaser’s Materials is without representation or warranty by Seller as to the accuracy thereof, or as to the right of Purchaser to rely on Seller’s Materials, all of which were prepared by third parties, unless expressly set forth in Section 8 below.
2(c)Except as contemplated in this Agreement, during the period after the Effective Date and through the earlier of the Closing date under the EPA or this Agreement’s termination, neither Party shall, nor shall any of their respective affiliates or representatives, without the written approval of the other Party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated herein, except as may be required by applicable laws, rules or regulations, or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case any Party so required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance; provided, that each of the Parties may make internal announcements to their respective employees regarding the Transactions (as defined in the EPA).
2(d)Seller has identified all real estate purchase contracts which Seller has executed related to any Property on Exhibit I attached hereto (“Purchase Contracts”).
3.PURCHASE PRICE AND CLOSING.
3(a)Subject to the terms and conditions set forth herein, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):
(i)the fee simple interest in Real Properties identified on Exhibit A-1;
(ii)all buildings, structures, fixtures, support systems, surface parking lots, parking garages, and other improvements affixed to or located on the Real Properties, including all rights and privileges appurtenant thereto, but specifically excluding any fixtures and personal property owned by any tenant thereof (collectively, the “Improvements”);
(iii)the leasehold interest obtained from third parties not an affiliate of Seller in and to the Real Properties identified in Exhibit A-2 (collectively, the “Real Property Leases”);

(iv)the leases, licenses, subleases, occupancy agreements, and other agreement with third parties covering all or any portion of the Real Properties as set forth on Exhibit A-3 attached hereto (collectively, the “Leases to Third Parties”), and any and all guaranties, security deposits, or other funds, if any, deposited, payable, or owed by the tenants, occupants, or other third party under the Third Party Leases (collectively, “Tenants”) as set forth on Exhibit A-3 attached hereto;
(v)all personal property, rights, or fixtures included with the Property, and not owned by affiliates of Seller, and not included in the Deeds (as defined herein) or Assignments (as defined herein), including, but not limited to, all HVAC equipment, burglar alarms, signage and lighting systems (collectively, the “Personal Property”); and
(vi)all licenses, permits, consents, rights-of-way and approvals, any and all land use, zoning, and development rights and other intangible rights and interests owned by Seller and in any way related to, benefiting, or used or to be used in connection with that benefit or are related to the Property ( collectively, the “Intangible Rights”).
3(b)The purchase price for each Property (the “Purchase Price”) is set forth in Schedule 3(b) attached hereto and made a part hereof. In the event that this Agreement is terminated as to any Property pursuant to the terms and conditions of this Agreement and the EPA, then the Purchase Price shall be reduced by the allocation for such Property set forth on Schedule 3(b).
3(c)The Purchase Price shall be paid by Purchaser into escrow with Title Company (as defined herein) in immediately available funds on the Closing Date and shall pass to Seller at Closing, subject to the terms and conditions of this Agreement.
3(d)The Parties agree that the date set for conveyance of title to the Real Property and the performance of all conditions relating thereto (the “Closing”), shall be on or before the “Closing Date” defined in the EPA (“Closing Date”) and that there may be multiple Closing Dates depending upon the timing of the closings under the EPA. It is an express condition precedent that the/each of the Closing(s) under this Agreement with respect to a given Business Grouping shall be closed concurrently with the closing under the EPA of each Acquired Companies for a given Business Grouping, subject to and in accordance with the terms, conditions, covenants and conditions of this Agreement, and that if the closing described in the EPA does not occur then there shall be no obligation by Purchaser or Seller to participate in a Closing under this Agreement as to the Business Grouping used by such Business of the Acquired Company. The Closing shall be held at the offices of the Escrow Agent (as defined herein) or such other location as the Parties shall mutually designate. Time is of the essence with respect to the date of Closing Date. In the event of multiple closings under this Agreement, then the term “Closing” or “Closing Date” shall be applicable to the then applicable Closing or Closing Date.
4.TITLE AND SURVEY.
4(a)Prior to the Effective Date, Seller has caused Cottonwood Title Insurance Agency, Inc., a Utah corporation, 1996 East 6400 South, Suite 120, Murray, UT 84121, Attention: Wende Harris (“Escrow Agent”), as agent for Stewart Title Guaranty Company, a national title insurance company, as reasonably approved by Purchaser (“Title Company”), to provide the Parties an owner(s) or leasehold, as applicable, title insurance commitment or commitments issued by the Title Company setting forth the status of title to each of the Real Properties and showing all encumbrances and other matters affecting such Real Properties (collectively, the “Commitments”). The Real Property Leases identified on Schedule 4(a) are exempt from the requirement to provide a leasehold Commitment.
4(b)Seller has provided Purchaser prior to the Effective Date an ALTA survey of each Real Property (collectively, the “Survey”) in Seller’s possession. During the Material Title/Survey/Zoning Objection Period, each such Survey may, at Purchaser’s cost, be updated by Purchaser. At Closing, if requested by Purchaser, Seller shall deliver to the Title Company a survey affidavit for each Survey sufficient for the Title Company to delete the survey exception in the Title Policy for Purchaser and its lender (each, a “Survey Affidavit”). Each such updated Survey shall incorporate the final legal description as approved by Seller, Purchaser and the Title Company (or, in the alternative, certify that the legal description shown on each Survey is “one and the same” as the final approved legal description in the applicable Commitment) and shall depict and reference all matters shown as Schedule B exceptions in the Commitment for each parcel of Real Property. Further, each such Survey at, Purchaser’s cost, shall be certified to Purchaser, and such other parties as Purchaser may direct.
4(c)At Closing (or each Closing if multiple), with respect to the Real Properties (with the exception of those identified on Schedule 4(a) and unless Purchaser has otherwise notified Seller in writing that Purchaser has elected to waive the right to require a Title Policy for any Real Property not scheduled on Schedule 4(a)) and subject to the terms and conditions of Sections 4(g) and (h), the Title Company shall (i) issue to Purchaser an ALTA (or other form standard for similar transactions in the state where a Real Property is located) standard coverage owner’s (or leasehold owner’s) form title policy or title policies (collectively, in the singular, the “Title Policy”), in the allocated amount of the Purchase Price as set forth on Schedule 3(b) attached hereto, insuring that fee simple title (or leasehold estate) to the Real Properties is vested in Purchaser subject only to the Permitted Exceptions (as defined herein), and (ii) provide such endorsements (or amendments) to such Title Policy as Purchaser may reasonably require; provided that the Title Policy shall impose no additional liability on Seller except that Seller shall provide such customary affidavits or certificates as required by the Title Company including, without limitation, the Survey Affidavits.
4(d)If the Commitment or any Survey reveals any defect or matter, including, without limitation, any Permitted Exception, that would (i) affect the marketability of title to such Real Property, (ii) materially affect the operations of the respective Business on such Real Property, or (iii) affect the ability to finance such Real Property for use consistent with such Business on terms consistent with the financing of the other Real Properties (each, a “Material Title/Survey Objection”), Purchaser shall notify Seller in writing of each such Material Title/Survey/Zoning Objection on or before the expiration of the Material Objection Period specifying each such Material Title/Survey Objection and the affected Real Property (“Purchaser’s Notice”). Seller shall then have a period of ten (10) Business Days after receipt of Purchaser’s Notice to notify Purchaser in writing (“Seller’s Notice”) if Seller has elected or not elected, in Seller’s sole discretion, to cure or not cure any Material Title/Survey Objection, subject to Seller’s obligation to satisfy the Mandatory Title Cure Matters. For purposes of this Agreement,

“Mandatory Title Cure Matters” means, with respect to any parcel of Real Property, (A) the effects of any voluntary conveyances, transfers, or encumbrances of interests in such Real Property made by Seller after the Effective Date, (B) deed of trust liens, mortgages, liens for past due ad valorem taxes or assessments, judgment liens, federal tax liens, and any other liens (other than inchoate liens for ad valorem taxes) that secure payment of a specific sum of money caused or permitted by Seller (excluding, however, any such liens arising by, through or under Purchaser), (C) mechanic’s or materialman’s lien claims (excluding, however, any such liens arising by, through or under Purchaser), (D) the termination of any leases other than the Real Property Leases and Leases to Third Parties or as otherwise requested by Purchaser related to any Related Party Leases, and (E) all items set forth in the Schedule B-1 requirements of each Commitment (excluding, however, those that relate to, or require performance by, Purchaser). If Seller elects to cure any Material Title/Survey Objection as to any affected Real Property, Seller shall have ten (10) Business Days from the date of Seller’s Notice (the “Cure Period”) to attempt to cure such Material Title/Survey Objection to Purchaser’s reasonable satisfaction. If Seller notifies Purchaser in Seller’s Notice that Seller will not attempt to cure any Material Title/Survey Objection, or if Seller elects to attempt to cure any Material Title/Survey Objection but it does not satisfactorily do so in Purchaser’s sole discretion during the Cure Period, Purchaser may elect, within ten (10) Business Days after receiving Seller’s Notice or the expiration of the Cure Period, as the case may be, to (I) accept title to the affected Real Property subject to the Material Title/Survey Objection raised by Purchaser which remains uncured without an adjustment in the Purchase Price, in which event such Material Title/Survey Objection shall be deemed to be waived for all purposes as to such affected Real Property and shall be deemed to be a Permitted Exception (as defined herein) hereunder or (II) terminate this Agreement as to the Business Grouping that consists of the Real Property for which such Material Title/Survey Objection has been made. In the event of any such termination with respect to a Business Grouping associated with such Material Title/Survey Objection, the EPA shall automatically be revised to exclude the respective Business associated with such Business Grouping, and the Parties shall be relieved of any further right, obligation or liability hereunder with respect to such Business Grouping, except for those rights and obligations that expressly survive the termination of this Agreement.
4(e)At the Closing (or each Closing if multiple), Seller shall convey marketable fee title by providing a special warranty deed (or an equivalent limited warranty deed for the state where such Real Property is located) (individually a “Deed” and collectively, the “Deeds”), or assign Seller’s leasehold interest, as applicable, to each Real Property Lease or interest in a Lease to Third Parties by providing the Assignments (defined herein), to Purchaser, subject to the Permitted Exceptions (as defined herein) affecting such Real Property. The form of Deed for Real Properties located in Arizona is attached hereto as Exhibit C-1; the form of Deed for Real Properties located in California is attached hereto as Exhibit C-2; the form of Deed for Real Properties located in Colorado is attached hereto as Exhibit C-3; the form of Deed for Real Properties located in Idaho is attached hereto as Exhibit C-4; the form of Deed for Real Properties located in New Mexico is attached hereto as Exhibit C-5; the form of Deed for Real Properties located in Utah is attached hereto as Exhibit C-6; and the form of Deed for Real Properties located in Washington is attached hereto as Exhibit C-7. The forms of Assignments for each Closing are attached hereto as Exhibit D-1 and Exhibit D-2 as described in Section 6(h)(ii).

4(f)If, after the Effective Date and prior to Closing, the Title Company issues a supplemental or updated title commitment or Purchaser updates any Survey and any supplemental or updated title commitment or Survey shows exceptions to title or matters of survey to any Real Property that are not Permitted Exceptions (as defined herein), any such exceptions or survey matters shall be subject to Section 4(d) hereof.
4(g)Purchaser may, by written notice given to Seller no later than fifteen (15) Business Days prior to the date scheduled for Closing, elect to cause one or more of the Real Properties to be conveyed to a separate entity controlled by, under common control with or controlling Purchaser (each herein called a “Break-Out Owner”), such election and option of Purchaser being herein called the “Separation Option”. In the event Purchaser elects the Separation Option, this Agreement shall, at Closing, be deemed automatically partially assigned to each Break-Out Owner with regard to the applicable Real Property provided that Purchaser shall not be released from any of its obligations hereunder, and Purchaser, together with each Break-Out Owner, as to the applicable Real Property shall collectively have all rights of Purchaser with regard to the applicable Real Property. In connection with the exercise of the Separation Option, Purchaser’s notice shall set forth the following information: (i) the name of each Break-Out Owner, (ii) reasonable evidence that the Break-Out Owner is controlled by, under common control with, or controlling Purchaser, and (iii) the identification of the Real Properties to be conveyed to each Break-Out Owner and the name of the Break-Out Owner to receive title to the Real Properties. Further, if Purchaser exercises the Separation Option, (i) Seller shall, with respect to the documents required to be executed and delivered by Seller pursuant to Section 6 hereof, execute and deliver a separate copy of each of such documents to each Break-Out Owner, each relating to the Real Property(ies) to be conveyed to such Break-Out Owner, and (i) Purchaser shall cause each Break-Out Owner to execute and deliver the documents described in Section 6 with respect to the Real Property(ies) being conveyed to such Break-Out Owner. In no event shall Seller be obligated to incur, in connection with Purchaser’s exercise of the Separation Option, any expense of a type that Seller would not be responsible for under this Agreement absent the exercise of the Separation Option or that is greater in any material respect to the expenses Seller would incur absent the exercise of the Separation Option.
4(h)Solely for the purposes of effectuating any like-kind exchange contemplated by Seller in accordance with Section 17(j), or to complete the Closing described in Section 4(i) below, Seller may, by written notice given to Purchaser no earlier than the expiration of the Material Title/Survey/Zoning Objection Period and no later than fifteen (15) Business Days prior to the date scheduled for Closing, elect to cause one or more of the Real Properties to be conveyed by a separate Real Estate Purchase and Sale Agreement in substantially the same form and terms and conditions as this Agreement and containing the portion of the Purchase Price allocated to such Real Property in accordance with Schedule 3(b) (each a “Separate REPA”), such election and option of Seller being herein called the “Separate REPA Option”. The Parties shall then close the Property included within a Separate REPA in accordance with the terms thereof. In no event shall Purchaser be obligated to incur, in connection with Seller’s exercise of the Separate REPA Option, any expense of a type that Purchaser would not be responsible for under this Agreement absent the exercise of the Separate REPA Option or that is greater in any material respect to the expenses Purchaser would incur absent the exercise of the Separate REPA Option.

4(i)Larry H. Miller Corporation – Boise (“LHM Boise”) is the fee title owner of the Property described as “Parcel 1” on the Commitment for Title Insurance Numbered 1389557 issued by Stewart Title Guaranty Company, for the Business Grouping “HOB” defined on Exhibit A-4. LHM Boise shall be considered a Seller and shall have the same rights and obligations to Purchaser as a Seller under this Agreement as to the Parcel 1 described above.
5.CONDITIONS PRECEDENT TO CLOSING.
5(a)Purchaser’s Conditions Precedent. Except as expressly qualified below, the obligation of Purchaser to purchase the Property shall be conditioned upon satisfaction of the following at or prior to Closing, any of which may be waived by Purchaser in its sole and absolute discretion (the “Purchaser Conditions Precedent to Closing”):
(i)The representations and warranties of Seller in this Agreement (other than the Fundamental Representations as defined below) shall be true and correct at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had an Acquired Companies MAE (as defined in the EPA), and (ii) the Fundamental Representations shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than such Fundamental Representations that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date). For purposes of this Agreement, “Fundamental Representations” means the Seller’s representations and warranties in the first sentence of Sections 7(a) and (8)(a), and in the full Sections 8(b) and 8(c);
(ii)Purchaser shall have received, with regard to each Lease to Third Parties, (A) an estoppel certificate from the tenant, subtenant, or other third party thereunder in form and substance reasonably satisfactory to Purchaser, which estoppel certificate shall confirm all material terms, including, without limitation, the term, any renewals, rent, security deposit, payment obligations, and that there is no event of default thereunder, and such estoppel certificate shall certify to Purchaser that a true and correct copy of the Lease to Third Parties is affixed thereto, (B) a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to Purchaser if required by Purchaser’s lender; and (C) if applicable, written consent from the tenant or other party to the assignment, all in a form and substance acceptable to Purchaser; provided, however, in the event Seller is unable to obtain and deliver to Purchaser at Closing any applicable estoppel certificate under Section 5(a)(ii)(A), Seller shall have the right to deliver to Purchaser a Seller/landlord estoppel certificate in the same form as and in lieu of such estoppel certificate, and further, Seller shall indemnify Purchaser, as described in Section 7, for any inaccuracy under such Seller/landlord estoppel and defaults prior to the effective date of the Assignment under the applicable Lease to Third Party;
(iii)Purchaser shall have received, with regard to each Construction Document, (A) any necessary approval for the assignment of Construction Documents, (B) an estoppel certificate from the general contractor thereunder, confirming all amounts paid or to be paid under each Construction Document and that there is no event of default thereunder, and (C) all necessary and required lien releases, all in a form and substance reasonably satisfactory to

Purchaser and Title Company; provided, however, in the event Seller is unable to obtain and deliver to Purchaser at Closing any such estoppel certificate, Seller shall have the right to deliver to Purchaser a Seller estoppel certificate in the same form as and in lieu of such estoppel certificate, and further, Seller shall fully indemnify Purchaser for any inaccuracy under the applicable estoppel and default(s) under the Construction Documents;
(iv)Purchaser shall have received, with regard to each Real Property Lease, (A) a consent, if required by the applicable Real Property Lease from the landlord thereunder and any landlord under a prior master lease to the Real Property Lease, if applicable, in form and substance reasonably satisfactory to Purchaser to the assignment to Purchaser, (B) an estoppel certificate from the landlord thereunder and any landlord under a prior master lease to the Real Property Lease, if applicable, in form and substance reasonably satisfactory to Purchaser, which estoppel certificate shall confirm all material terms, including, without limitation, the term, any renewals, rent, security deposit, options to purchase or rights of first refusal, and that there is no event of default thereunder, and such estoppel certificate shall certify to Purchaser that a true and correct copy of the Real Property Lease is affixed thereto, (C) confirmation from the landlord that any option to purchase or right of first refusal in the Real Property Lease is valid and assigned to Purchaser, and (D) if applicable, a subordination, non-disturbance and attornment agreement from the holder of any lien affecting the fee simple title described in such Real Property Leases, all in form and substance acceptable to Purchaser;
(v)Purchaser shall have received, with regard to each Purchase Contract, (A) a consent, if required by the applicable Purchase Contract, from the seller thereunder in form and substance reasonably satisfactory to Purchaser to the assignment to Purchaser, and (B) confirmation from the seller under any Purchase Contract that the Purchase Contract is valid and assigned to Purchaser, all in form and substance acceptable to Purchaser;
(vi)Seller shall provide an updated certified Rent Roll three (3) days prior to Closing;
(vii)All conditions of title have been met pursuant to Section 6(a) hereof;
(viii)EPA Purchaser is closing on the transaction under the EPA with respect to the respective Business associated with each such Real Property to be conveyed at Closing;
(ix)Seller is not in default of this Agreement;
(x)Seller shall have delivered its executed and acknowledged counterpart of the agreements, assignments, and transaction documents described in Section 6(h) below to Title Company;
(xi)The transactions contemplated by the EPA with respect to the respective Business associated with such Real Property to be conveyed at Closing shall have been consummated contemporaneously with the Closing;
(xii)Purchaser shall have received a certificate dated as of the Closing Date executed by Seller to the effect that the conditions set forth in Section 5(a)(i) have been satisfied; and

(xiii)On or before expiration of the Material Objection Period, with respect to the Business Groupings “MBL” and “SFL” defined on Exhibit A-4 only, Purchaser and Seller shall have agreed upon the form of a lease agreement to be entered into by Seller and each of the MBL Acquired Company and SFL Acquired Company at the Closing of each of the Business Groupings “MBL” and “SFL” defined on Exhibit A-4, which Purchaser and Seller shall negotiate in good faith during the Material Objection Period, and which shall contain the following minimum terms: (A) relative to the MBL Acquired Company: (1) the MBL Acquired Company’s lease of 112 parking stalls at Seller’s separate real property known as Salt Lake County, Utah, Parcel No. 27243760660000 (collectively, the “Parking Property”), (2) rent of $5,667.00 per month, (3) customary triple net structure, (4) initial term of five (5) years with two (2) renewal options of five (5) years each, with CPI adjustments on such base rent at the beginning of each renewal term, and (5) such other customary terms as agreed upon by Purchaser and Seller; and (B) relative to the SFL Acquired Company: (1) the SFL Acquired Company’s lease of 207 parking stalls at the Parking Property, (2) rent of $11,334.00 per month, (3) customary triple net structure, (4) initial term of five (5) years with two (2) renewal options of five (5) years each, with CPI adjustments on such base rent at the beginning of each renewal term, and (5) such other customary terms as agreed upon by Purchaser and Seller (collectively, the “Parking Lease”).
5(b)Seller’s Conditions Precedent. The obligation of Seller to sell the Property shall be conditioned upon satisfaction of the following at or prior to Closing, any of which may be waived in writing by Seller in its sole and absolute discretion (the “Seller Conditions Precedent to Closing”):
(i)The representations and warranties of Purchaser in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had a Buyer MAE as defined in the EPA;
(ii)Purchaser is not in default of this Agreement;
(iii)Purchaser shall have delivered its executed and acknowledged counterpart of the agreements, assignments, and transaction documents described in Section 6(i) below to Title Company; and (iv)    EPA Purchaser is closing on the transaction under the EPA with respect to the respective Business associated with each such Real Property to be conveyed at Closing.
6.CLOSINGS, CONVEYANCE AND TITLE.
6(a)Title to the Property is to be conveyed hereunder subject to (i) all declarations, easements, rights-of-way, restrictions, covenants and other matters of public record, (ii) all gas, water, and mineral rights of others, (iii) any matters that would be disclosed by an accurate, current survey and inspection of the Property, (iv) the lien of ad valorem real estate taxes and assessments for the Real Property for the then-current year; and (v) all matters in the respective Commitments (collectively, the “Permitted Exceptions”), but excluding from the Permitted Exceptions those Material Title Cure Matters defined in Section 4(d).

Notwithstanding anything to the contrary set forth herein, Seller acknowledges that any Permitted Exception may nonetheless be subject to a Material Title/Survey/Zoning Objection timely made during the objection periods described in Section 1(a).
6(b)Any escrow fee shall be equally shared between Purchaser and Seller.
6(c)Purchaser shall pay all costs and expenses associated with Purchaser’s procurement of any environmental site assessments and surveys. Seller shall be responsible for cost of standard coverage polices of title insurance for the Real Property; provided, however, Purchaser shall be responsible for any premiums or costs for extended coverage and/or endorsements of any kind. Purchaser shall be responsible for costs and expenses incurred in connection with Purchaser’s financing.
6(d)Seller and Purchaser will each be solely responsible for their own legal fees and other incidental expenses incurred in connection with the Closing; it being agreed by the Parties that this provision is not intended to limit or restrict a Party’s right to seek legal fees or expenses related to a breach of this Agreement by the other Party if and to the extent such remedies are provided for herein.
6(e)Except as otherwise provided for in this Agreement, all other closing costs shall be allocated and prorated between Seller and Purchaser as is customary in the State where the Real Property is located.
6(f)Seller shall be responsible for all real estate taxes, assessments or other charges accruing prior to the date of the Closing and Purchaser shall be responsible for such real estate taxes, assessments and other charges accruing on or after the date of the Closing. At Closing, real estate taxes and other charges payable on an annual or periodic basis shall be prorated to the Closing Date based on the most recent available tax information.
6(g)At or prior to Closing, Seller shall deliver a “Certification of Non-Foreign Status” which meets the requirements of Section 1445 of the Internal Revenue Code and Internal Revenue Regulations for the purpose of informing the transferee that withholding of Federal taxes is not required.
6(h)At or prior to Closing, Seller shall deliver to Title Company executed and acknowledged counterparts of the following and in accordance with the terms and conditions of this Agreement (collectively, the “Sale Documents”):
(i)The applicable original Deeds;
(ii)An Assignment and Assumption Agreement of the Real Property Leases, the Leases to Third Parties identified on Exhibit D attached hereto (“Assigned Agreements”), which forms of agreement(s) shall be attached hereto as Exhibit D-1 for the Real Property Leases and Exhibit D-2 for Leases to Third Parties (each an “Assignment” and collectively, the “Assignments”);
(iii)An assignment or bill of sale, in the form attached hereto as Exhibit E, conveying or transferring the Personal Property;

(iv)An Assignment of Construction Documents in the form attached hereto as Exhibit F, estoppel, and lien releases related to the Construction Documents or as otherwise provided for in Section 5(a)(iii);
(v)Blanket Conveyance, Bill of Sale and Assignment for each Real Property in the form attached hereto as Exhibit E conveying the Intangible Rights;
(vi)A closing statement prepared by the Title Company and approved by Seller and Purchaser setting forth in reasonable detail the financial transaction applicable to each Real Property being purchased, including without limitation, the Purchase Price allocated to such Real Property, all prorations, the allocation of costs specified herein, and the payment and disbursement of all funds in accordance with the terms of this Agreement (collectively, in the singular, the “Closing Statement”);
(vii)Such other documents as the Title Company, in its reasonable discretion, deems necessary or appropriate for the legal transfer of Seller’s right, title and interest in and to the Real Property, subject to the approval of Seller which approval shall not be unreasonably withheld, conditioned, or delayed;
(viii)Customary title affidavits or certificates required by the Title Company for each Real Property, including, without limitation the Survey Affidavits;
(ix)A payoff, termination and discharge letter, in form and substance reasonably satisfactory to Title Company, from each holder of Seller’s debt where such debt creates a lien or encumbrance (except Permitted Exceptions) on any Real Property as of immediately prior to Closing, and such other payoff letters, lien releases, mortgage satisfactions and/or UCC-3 termination statements (or commitments by the lenders to deliver the same), in form and substance reasonably satisfactory to Title Company, as Purchaser may reasonably request to evidence the release and discharge (or commitment to release and discharge) of all liens or encumbrances (except Permitted Exceptions), if any, on the Real Property;
(x)Consents, estoppels, and SNDAs, as applicable, as provided for in this Agreement for all Real Property Leases, Leases to Third Parties, Related Party Leases, Purchase Contracts, and Construction Documents or as otherwise provided for in Section 5(a)(ii),(iii) and (iv);
(xi)An assignment of any Purchase Contracts; and (xii)    Any other document identified or required pursuant to this Agreement, including, without limitation, a termination of the Related Party Leases, and, at the Closing of each of the Business Groupings designated as MBL and SFL on Exhibit A-4, the Parking Lease.
6(i)    At or prior to Closing, Purchaser shall deliver to Title Company the following:
(xii)The applicable Purchase Price in cash or immediately available wire transferred funds;
(xiii)The Closing Statement;

(xiv)Evidence reasonably satisfactory to Seller that the person executing any documents at the Closing on behalf of Purchaser has full right, power, and authority to do so;
(xv)Such executed counterparts of any Sale Documents as Seller may require;
(xvi)Such other documents as may be reasonably requested by Seller in connection with Purchaser’s acquisition of such Property pursuant to the terms of this Agreement; and (vi)    Any other document identified or required pursuant to this Agreement, including, without limitation, at the Closing of each of the Business Groupings designated as MBL and SFL on Exhibit A-4, the Parking Lease.
7.DEFAULT; LIABILITY OF PARTIES.
7(a)No Broker. Seller and Purchaser each represent and warrant to the other Party that it has not engaged, dealt with, or consulted with any broker, consultant, agent, or representative concerning the Property and this Agreement. Should any claim for commission be asserted or established, the Party in breach of its representation in this Section 7(a) hereby expressly agrees to hold the other harmless with respect to all costs relating thereto (including reasonable attorneys fees) to the extent that the breaching Party is shown to have been responsible for the creation of such claim. Anything to the contrary in this Agreement notwithstanding, such agreement of each Party to hold the other harmless shall survive the Closing and any termination of this Agreement.
7(b)Pre-Closing Breaches. If, prior to Closing, a Party is in breach of this Agreement, and such breach is not cured within 10 days after receiving notice from the other Party, then non-breaching Party shall have the right to terminate this Agreement or seek specific performance as described below; provided, however, that termination shall not relieve a Party from any Liability (as defined in the EPA) for any intentional, willful or fraudulent breach of this Agreement prior to such termination, which Liability shall survive the termination of this Agreement. The Parties agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) may occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in lieu of termination this Agreement (i) the non-breaching Party shall be entitled to seek an injunction or injunctions or other equitable relief or remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated herein and without that right, neither the of the Parties would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity so long as the Party seeking specific performance has tendered its performance under this Agreement. Each of the Parties hereby waives any requirement under any law to post a bond or other security as a prerequisite to obtaining specific performance of other equitable relief. Notwithstanding anything to the contrary above, if a Party’s affiliate under the EPA has an election to terminate or pursue specific performance, the election of such Party’s affiliate under the EPA shall be the election of that Party hereunder; provided, however, that if the EPA has been terminated by Seller’s affiliate and Seller’s affiliate is receiving the Termination Fee (as defined in the EPA), then Seller hereunder shall have no remedies with respect to the termination of this Agreement and Seller covenants and agrees that the receipt by Seller’s affiliate of the Termination Fee is the sole and exclusive remedy of Seller or its affiliates with respect to the termination of this Agreement or the EPA, or any actions or omissions related thereto, as a result of such termination of the EPA.
7(c)Indemnification by Seller. Following the applicable Closing, subject to the terms of this Section 7(c), Seller and Parent Guarantor, jointly and severally, shall indemnify and hold harmless Purchaser and its Affiliates (including the Acquired Companies as defined in the EPA) and their respective successors, permitted assigns, equityholders, officers, directors, employees, representatives, members, partners and agents (collectively, the “Purchaser Indemnified Parties”) from and against, without duplication, any Losses (as defined herein) incurred or suffered by any Purchaser Indemnified Party arising out of, relating to or resulting from (i) any breach of any of the representations or warranties contained in this Agreement; (ii) any breach of any of the covenants or agreements of Seller in this Agreement, including without limitation those covenants of indemnity set forth elsewhere in this Agreement; (iii) the failure to cure any Mandatory Environmental Cure Item, Mandatory Zoning Cure Item, Mandatory Title Cure Item, or any of those other matters that Seller elected to cure according to a pre-Closing written request by Purchaser and which such cure has not been provided; and (iv) any Losses, related to the Release of Hazardous Materials or violations of Environmental Law that arise out of or relate to the ownership, use or operation of the Real Property, Leased Real Property (as defined in the EPA) or the Business (as defined in the EPA) by Seller or any Acquired Company at any time prior to the Closing Date (“Pre-Closing Environmental Liabilities”); provided, however, in no event shall the indemnification obligation with respect to the Pre-Closing Environmental Liabilities in Section 7(c)(iv) or any Mandatory Environmental Cure Item exceed the amount of $300,000 per Business Grouping. Notwithstanding the anything else to the contrary in this Agreement, the indemnification obligation of Seller and Parent Guarantor under Section 7(c)(iv) shall not apply to any primary dealership real property as identified on Exhibit A-4 (“Primary Dealership Real Property”), for which Purchaser does not obtain a Phase I environmental assessment certified to any Indemnified Party, and in compliance with applicable requirements for such environmental assessments.
7(d)Subject to the terms of this Section 7, the obligation of Seller and Parent Guarantor to indemnify the Purchaser Indemnified Parties for Losses with respect to Section 7(c) is subject to the limitations below.
A.Seller and Parent Guarantor shall not be required to provide indemnification to any Purchaser Indemnified Party unless the aggregate amount of Losses incurred or suffered by Purchaser Indemnified Parties from the matters set forth in Section 7(c)(i) (other than with respect to Fundamental Representations) exceeds the Aggregate Deductible, and then Purchaser Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Aggregate Deductible.

B.In no event shall the aggregate amount of Losses for which Parent Guarantor and Seller are obligated to indemnify Purchaser Indemnified Parties pursuant to Section 7(c)(i) exceed the Aggregate Cap.
C.Seller and Parent Guarantor shall not be required to provide indemnification to any Purchaser Indemnified Party pursuant to Section 7(c)(i) or Section 7(c)(iv) (solely with respect to Unknown Pre-Closing Environmental Conditions) in connection with any single item or group of related items that results in indemnifiable Losses that do not exceed $25,000 (“De Minimis Losses”); provided, however, De Minimis Losses shall apply towards Purchaser satisfying the Aggregate Deductible.
D.Seller and Parent Guarantor shall not be required to provide indemnification to any Purchaser Indemnified Party pursuant to Section 7(c)(i) in connection with any single item or group of related items that results in Losses that do not exceed $5,000 (“Minimum Threshold Losses”); provided, however, no Minimum Threshold Losses shall apply towards Purchaser satisfying the Aggregate Deductible.
E.Notwithstanding anything set forth in this Section 7(d), none of the Minimum Threshold Losses, De Minimis Losses, the Aggregate Deductible, or the Aggregate Cap shall apply to such claim for indemnification pursuant Section 7(c)(i) (solely with respect to Fundamental Representations), or Sections 7(c)(ii), 7(c)(iii) and 7(c)(iv) (except with respect to the Unknown PreClosing Environmental Conditions and the application of the De Minimis Losses concept pursuant to Section 7(d)(C)).
F.With respect to indemnification claims made under Section 7(c)(i), for purposes of determining breach and calculating the amount of any Losses attributable to any such breach, inaccuracy or noncompliance, all references to “material,” “materiality,” “material respects”, “Material Adverse Effect,” “Acquired Companies MAE,” and similar qualifications shall be disregarded.
7(e)Procedures Relating to Indemnification. A Purchaser Indemnified Party (the “Indemnified Party”) shall give prompt written notice (a “Claim Notice”) to the Seller (the “Indemnifying Party”) after the Indemnified Party first becomes aware of any event or other facts (including any third party claim) that has resulted or that might result in any Loss for which the Indemnified Party is entitled to any indemnification under this Agreement, subject to the terms and conditions herein (such claim, an “Indemnification Claim”); provided, that failure to give such notification shall not affect such Indemnified Party’s right to indemnification hereunder and shall not relieve the Indemnifying Party from any of its obligations under this Agreement except to the extent the Indemnifying Party is actually prejudiced by such failure.
(i)After the giving of any Claim Notice pursuant hereto, the Indemnifying Party shall respond within twenty (20) Business Days after receipt thereof (the “Claim Response”). Any Claim Response must specify whether the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice and the basis of such dispute. If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such Claim Notice that such Indemnifying Party disputes its obligation to the Indemnified Party under is Agreement, such Indemnification Claim specified in the Claim Notice shall be conclusively deemed a Loss of the Indemnifying Party under this Agreement and the amount specified in the Claim Notice shall be payable by the Indemnifying Party to the Indemnified Party on demand or, in the case of any notice in which the amount of the Indemnification Claim (or any portion thereof) is estimated, on such later date when the amount of such Indemnification Claim (or such portion thereof) becomes finally determined.
(ii)If the Indemnifying Party has timely disputed its Liability with respect to such claim through the delivery of a Claim Notice, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to negotiate in good faith a resolution of such dispute and, if not timely resolved through negotiations within 20 days after the conclusion of the twenty (20) Business Day response period, such dispute shall be resolved in a court of competent jurisdiction in accordance with this Agreement. Any amounts payable by Seller to the Indemnified Party as so finally determined shall be paid by wire transfer of immediately available funds within ten (10) Business Days after such final determination.
7(f)Notice and Opportunity to Defend. If there occurs an indemnifiable event which involves any claim or the commencement of any action or proceeding by a third Person, including any governmental authority (a “Third Party Claim”), the Indemnified Party will give such Indemnifying Party prompt written notice of such third party claim or the commencement thereof. The failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only if, and to the extent that, such failure actually prejudices the Indemnifying Party hereunder. In the event that an action is brought against an Indemnified Party and such Indemnified Party has notified the Indemnifying Party of the commencement thereof pursuant to this Section 7(d), the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if (i) the third party claim relates primarily to any criminal proceeding, indictment, allegation or investigation, (ii) the third party claim primarily seeks an injunction or equitable relief against the Indemnified Party, (iii) the Losses relating to the Third Party Claim are reasonably likely to exceed the maximum amount that the Indemnified Party could then be entitled to recover from the Indemnifying Party under the applicable provisions of this Agreement, or (iv) the third party claim is one in which the Indemnifying Party is also a party and, based upon the advice of counsel, joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of such election to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal costs or expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except as otherwise provided in this Agreement. The Indemnifying Party and the Indemnified Party agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted Liability. If the Indemnifying Party elects to assume the defense of a third party claim as contemplated hereunder, the Indemnified Party shall have the right to participate in (but not control) the defense of such action or asserted Liability. If the Indemnifying Party assumes the defense of an action, no settlement or compromise thereof may be effected (A) by the Indemnifying Party without the written consent of the Indemnified Party unless (I) the settlement seeks only monetary relief and all such relief provided is paid or satisfied in full by the Indemnifying Party,

(II) the settlement or compromise provides for a full release by the party of the Indemnified Party with respect to the claim(s) being settled and (III) the settlement or compromise does not contain any admission of finding or wrongdoing on behalf of the Indemnified Party or (B) by the Indemnified Party without the consent of the Indemnifying Party.
7(g)For purposes of this Agreement, the following definitions shall have the following meanings:
(i)Aggregate Cap” means $25,000,000. For purposes of determining whether the aggregate amount of all indemnifiable Losses that are subject to the Aggregate Cap exceed such amount for purposes of Section 7, the “Aggregate Cap” shall include the aggregate amount of all indemnifiable Losses (as such term is defined herein, the Insurance Purchase Agreement, and the EPA) incurred or suffered by all Purchaser Indemnified Parties (as such term is defined herein, or its equivalent as defined in the Insurance Purchase Agreement and the EPA) that are subject to the Aggregate Cap pursuant to Section 8.2(a)(i) of the EPA, Section 8.2(a)(i) of the Insurance Purchase Agreement, and/or Section 7(c) of this Agreement, subject to, in each case, the limitations described herein and therein.
(ii)“Aggregate Deductible” means $2,000,000. For purposes of determining whether the aggregate amount of all indemnifiable Losses that are subject to the Aggregate Deductible exceed such amount for purposes of Section 7, the “Aggregate Deductible” shall include the aggregate amount of all indemnifiable Losses (as such term is defined herein, the Insurance Purchase Agreement, and the EPA) incurred or suffered by all Purchaser Indemnified Parties (as such term is defined herein, or its equivalent as defined in the Insurance Purchase Agreement and the EPA) that are subject to the Aggregate Deductible pursuant to Section 8.2(a)(i) of the EPA, Section 8.2(a)(i) of the Insurance Purchase Agreement, and/or Section 7(c) of this Agreement, subject to, in each case, the limitations described herein and therein.
(iii)“Insurance Purchase Agreement” means that certain Purchase Agreement by and among Purchaser, the owners of the Total Care Entities, and the other parties thereto, dated on even date herewith.
(iv)“Losses” means any damage, deficiency, liability, obligation, order, assessment, cost, penalty, fine, or other expense, whether or not arising out of a direct claim or a third-party claim, including all interest, penalties, reasonable attorneys’ fees, and other expenses arising from, or in connection with, any claim by Person seeking indemnification.
(v)“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
(vi)“Total Care Entities” means collectively, Landcar Administration Company, a Utah corporation, Landcar Agency, Inc., a Utah corporation, and Landcar Casualty Company, a Utah corporation.

(vii)“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and any materials or substances that contain per-and polyfluoroalkyl substances.
(viii)“Environmental Law” means any applicable Law (as defined in the EPA), Order (as defined in the EPA), Permit (as defined in the EPA) or binding Contract (as defined in the EPA) with any Governmental Entity (as defined in the EPA): (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (but only as it related to the environment), or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, Release or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. § 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.
(ix)“Unknown Pre-Closing Environmental Condition” means a condition that otherwise is a Pre-Closing Environmental Liability and was not identified (1) in the Phase I or Phase II assessments conducted by Purchaser as part of the Due Diligence under this Agreement, or in the Phase I or Phase II assessments conducted with respect to other real property of an Acquired Company under the EPA, or (2) in the Disclosure Schedules to the EPA or the Schedules with respect to the representations and warranties of Seller under Section 8 of this Agreement.
8.SELLER’S REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Purchaser that:
8(a)Seller is: (i) duly organized, validly existing, and in good standing under the laws of the State of Utah; and (ii) has the full power and authority and has taken all action necessary to authorize it to enter into and perform its obligations under this Agreement and all other documents or instruments contemplated hereby. There is no pending or, to its Knowledge (as defined herein), threatened proceeding for its dissolution, liquidation, insolvency or rehabilitation;

8(b)This Agreement has been duly authorized, executed, and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms;
8(c)The execution, delivery, and performance of this Agreement by Seller does not conflict with the organizational documents of Seller;
8(d)Except as set forth on Schedule 8(d) attached hereto, Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller which, if adversely determined, would reasonably be expected to, individually or in the aggregate, constitute an Acquired Companies MAE (as defined in the EPA) (“Adverse Action”), and except as set forth on Schedule 8(d), Seller has not received written notice that any such Adverse Action is pending or threatened;
8(e)As of the Effective Date, there are no service or other operating agreements concerning the operation and maintenance of any of the Property, except as otherwise provided on Schedule 8(e) attached hereto, and Seller has delivered true, correct and complete copies of such agreements to Purchaser;
8(f)As of the Effective Date, except as set forth on Schedule 8(f) attached hereto, Seller has not received written notice of any uncured violation of any federal, state, or local law relating to the use or operation of the Property (a “Violation”) (including, without limitation, any Environmental Laws), and except as set forth on Schedule 8(f), Seller has not received written notice that any federal, state, or local government authority or agency has taken or is contemplating any action in response to any Violation on any Property;
8(g)As of the Effective Date, except as set forth on Schedule 8(g) attached hereto, Seller has not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Real Property or would affect the Property or use thereof, or Seller’s ability to perform hereunder (“Litigation”), and, except as set forth on Schedule 8(g), Seller has not received written notice that any such Litigation has been filed or is threatened;
8(h)There are no unrecorded leases, options, or rights of first refusal affecting title to any of the Real Property, except for the Leases to Third Parties or those certain leases, licenses, subleases and occupancy agreements with affiliates of Seller as set forth on Schedule 8(h) for which Seller shall execute and deliver a termination effective as of the Closing (collectively, the “Related Party Leases”). Except for the Real Property Leases, Leases to Third Parties and Related Party Leases, there are no other written or oral leases affecting the Property. Except the Real Property Leases, Leases to Third Parties and Related Party Leases, there are no rights of occupancy relating to the Property, or that any person has any right of possession or occupancy in any part of the Property. The Related Party Leases shall be terminated effective as of the Closing;
8(i)Seller has not received any notices from any insurance company of any defects or any inadequacies in the Property or any part thereof that have not been remedied and which would adversely affect the insurability of the Property or asserting that any of the Property is not in compliance with the requirements of all insurance carriers currently providing insurance coverage for the Property;

8(j)Except as set forth in the Permitted Exceptions, Schedule 8(j), or the terms of a Real Property Lease, there are no commitments or side agreements existing with any governmental authority, utility company, school board, church or other religious body, or any homeowners or homeowners’ association, or with other organization, group, party, or individual, relating to any of the Real Property which would impose a material obligation upon Purchaser or its successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of as public or private nature on or off the Real Property;
8(k)Each Lease to Third Parties and each Construction Document (i) is a legal, valid and binding obligation of the Seller and the other parties thereto, and (ii) is in full force and effect in accordance with its terms. Seller nor any other party to any Lease to Third Parties or a Construction Document is in breach of or default under, or has provided or received any written notice alleging any breach of or default under any Lease to Third Parties or Construction Document. With regard to the assignment to Purchaser of each Construction Document, except for the consent of the applicable contractor as identified on Schedule 8(k), the assignment of the Construction Documents does not require any consent or approval from the counterparty thereto or any other party. Additionally, no event has occurred (with or without notice, the lapse of time or both) would constitute a breach thereof by Seller or any counterparty thereto with respect to any Lease to Third Parties or any Construction Document. Seller has provided true and correct copies of all Lease to Third Parties as identified on Exhibit A-3 and Construction Documents, and any amendments or assignments thereto, which Construction Documents are identified on Exhibit F;
8(l)For each Real Property Lease, (i) Seller has a legal, valid, binding, and enforceable leasehold interest in the applicable Real Property Lease; (ii) there is no uncured default under any Real Property Lease by the Seller or, to Seller’s Knowledge, any other party thereto, nor has Seller received or delivered written notice of any claim of such default; (iii) no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default by Seller thereunder which has not been redeposited in full; (iv) the Seller does not owe, and will not as of the Closing Date owe, any brokerage commissions or finder’s fees with respect to any Real Property Lease; (v) the Seller has not and will not have as of the Closing Date, subleased, licensed, or otherwise granted any person the right to use or occupy the Real Property subject to the Real Property Lease or any portion thereof other than an entity related to a EPA Seller; and (vi) the Seller has not and will not have as of the Closing Date, collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein. Seller has provided true and correct copies of all Real Property Leases and any amendments or assignments thereto, which are identified on Exhibit A-2. With regard to the assignment to Purchaser of each Real Property Lease, except for the consent of the applicable landlord as identified on Schedule 8(l), the assignment of the Real Property Lease does not require any consent or approval from the counterparty thereto or any other party;
8(m)Seller has not received written notice of a pending, contemplated, or threatened condemnation for any Property; and
8(n)For each Purchase Contract, (i) Seller has a legal, valid, binding, and enforceable interest in the applicable Purchase Contract; (ii) there is no uncured default under any Purchase Contract by the Seller or, to Seller’s Knowledge, any other party thereto, nor has

Seller received or delivered written notice of any claim of such default; (iii) the Seller does not owe, and will not as of the Closing Date owe, any brokerage commissions or finder’s fees with respect to any Purchase Contract; and (iv) the Seller has not and will not have as of the Closing Date, assigned or otherwise granted any person any rights under any Purchase Contract. Seller has provided true and correct copies of all Purchase Contracts and any amendments or assignments thereto, which are identified on Exhibit I. With regard to the assignment to Purchaser of each Purchase Contract, except for the consent of the applicable seller as identified on Schedule 8(n), the assignment of any Purchase Contract does not require any consent or approval from the counterparty thereto or any other party.
The representations and warranties set forth in Section 8 shall survive Closing and shall terminate twelve (12) months after the Closing Date.
9.PURCHASER’S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to Seller that:
9(a)Purchaser has the full power and authority and has taken all action necessary to authorize it to enter into and perform its obligations under this Agreement and all other documents or instruments contemplated hereby;
9(b)This Agreement has been duly authorized, executed, and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms; and
9(c)The execution, delivery, and performance of this Agreement by Purchaser does not conflict with the organizational documents of Purchaser.
10.AS-IS. PURCHASER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN AN “AS IS” CONDITION “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT.
EXCEPT AS EXPRESSLY STATED IN SECTION 8 OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT PURCHASER HAS NOT RELIED, AND IS NOT RELYING, UPON ANY INFORMATION, DOCUMENT, SALES BROCHURES OR OTHER LITERATURE, MAPS, SKETCHES, DRAWINGS, PLANS, PROJECTION, PROFORMA, STATEMENT, REPRESENTATION, GUARANTEE OR WARRANTY (WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, MATERIAL OR IMMATERIAL) THAT MAY HAVE BEEN GIVEN BY OR MADE BY OR ON BEHALF OF SELLER.
EXCEPT AS EXPRESSLY STATED IN SECTION 8 OF THIS AGREEMENT, PURCHASER HEREBY ACKNOWLEDGES THAT IT SHALL NOT BE ENTITLED TO, AND SHALL NOT, RELY ON SELLER, ITS AGENTS, EMPLOYEES OR REPRESENTATIVES, AND SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF SELLER OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER UNDER COMMON LAW, BY STATUTE, OR OTHERWISE, AS TO (I) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF THE PROPERTY INCLUDING,

BUT NOT LIMITED TO, ANY STRUCTURAL ELEMENTS, FOUNDATION, ACCESS, LANDSCAPING, SEWAGE, OR UTILITY SYSTEMS AT THE PROPERTY, IF ANY; (II) THE QUALITY, NATURE, ADEQUACY, OR PHYSICAL CONDITION OF SOILS AND GROUND WATER OR THE EXISTENCE OF GROUND WATER AT THE PROPERTY; (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY, OR PHYSICAL CONDITION OF ANY UTILITIES SERVING THE PROPERTY; (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, ITS VALUE, ITS PROFITABILITY, ITS HABITABILITY, MERCHANTABILITY OR FITNESS, SUITABILITY OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE; (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY; (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATIONS WITH ANY APPLICABLE CODE, STATUTE, LAW, ORDINANCE, RULE, REGULATION, COVENANT, PERMIT, AUTHORIZATION, STANDARD, CONDITION OR RESTRICTION OF ANY GOVERNMENTAL OR REGULATORY AUTHORITY; (VII) THE QUALITY OF ANY LABOR OR MATERIALS RELATING IN ANY WAY TO THE PROPERTY; (VIII) THE SQUARE FOOTAGE OR ACREAGE OF THE PROPERTY; OR (IX) THE OPERATION OF THE PROPERTY FROM THE DATE OF THIS AGREEMENT UNTIL THE CLOSING.
EXCEPT AS OTHERWISE SET FORTH IN SECTION 8 OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT AS OF THE EFFECTIVE DATE OR PRIOR TO CLOSING, PURCHASER HAS OR WILL HAVE HAD AN ADEQUATE OPPORTUNITY TO MAKE SUCH LEGAL, FACTUAL AND OTHER INQUIRIES AND INVESTIGATIONS AS PURCHASER DEEMS NECESSARY, DESIRABLE OR APPROPRIATE WITH RESPECT TO THE PROPERTY. SUCH INQUIRIES AND INVESTIGATIONS OF PURCHASER SHALL BE DEEMED TO INCLUDE AN ENVIRONMENTAL AUDIT OF THE PROPERTY, AN INSPECTION OF THE PHYSICAL COMPONENTS AND GENERAL CONDITION OF ALL PORTIONS OF THE PROPERTY, SUCH STATE OF FACTS AS AN ACCURATE SURVEY AND INSPECTION WOULD SHOW, THE PRESENT AND FUTURE ZONING AND LAND USE ORDINANCES, RESOLUTIONS AND REGULATIONS OF THE CITY, COUNTY AND STATE WHERE THE PROPERTY IS LOCATED AND THE VALUE AND MARKETABILITY OF THE PROPERTY.
EXCEPT FOR CLAIMS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE PRECEDING, PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM, OTHER THAN THOSE CLAIMS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT AGAINST SELLER, AND THEN ONLY TO THE EXTENT ALLOWED BY THIS AGREEMENT, IT HAS, MIGHT HAVE HAD OR MAY HAVE IN THE FUTURE AGAINST SELLER WITH RESPECT TO COSTS, DAMAGES, OBLIGATIONS, PENALTIES, CAUSES OF ACTION AND OTHER LIABILITIES (WHETHER ACCRUED, CONTINGENT, ARISING BEFORE OR AFTER THIS AGREEMENT, OR OTHERWISE) ARISING AS A RESULT OF (I) THE CONDITION OF THE PROPERTY, EITHER PATENT OR LATENT, (II) ITS ABILITY OR INABILITY TO OBTAIN OR MAINTAIN BUILDING PERMITS, EITHER TEMPORARY OR FINAL CERTIFICATES OF OCCUPANCY OR OTHER LICENSES FOR THE USE OR OPERATION OF THE PROPERTY, OR CERTIFICATES OF COMPLIANCE FOR THE PROPERTY, (III) THE ACTUAL OR POTENTIAL INCOME OR PROFITS TO BE DERIVED

FROM THE PROPERTY, (IV) THE REAL ESTATE TAXES OR ASSESSMENTS NOW OR HEREAFTER PAYABLE THEREON, (V) THE PAST, PRESENT OR FUTURE CONDITION OR COMPLIANCE OF THE PROPERTY, OR COMPLIANCE OF PAST OWNERS AND OPERATORS OF THE PROPERTY, IN REGARD TO ANY PAST, PRESENT AND FUTURE FEDERAL, STATE AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION CONTROL, POLLUTION CLEANUP, AND CORRECTIVE ACTION LAWS, RULES, REGULATIONS, ORDERS, AND REQUIREMENTS (INCLUDING WITHOUT LIMITATION THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (“CERCLA”), 42 U.S.C. § 9601 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT (“RCRA”), 42 U.S.C. § 6973 ET SEQ., AND OTHERS PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE, RELEASE, DISPOSAL, REMOVAL, REMEDIATION OR RESPONSE TO, OR NOTIFICATION OF GOVERNMENTAL ENTITIES CONCERNING, TOXIC, HAZARDOUS, OR OTHERWISE REGULATED WASTES, SUBSTANCES, CHEMICALS, POLLUTANTS OR CONTAMINANTS), OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, (VI) THE PRESENCE ON, IN, UNDER OR NEAR THE PROPERTY OF (INCLUDING WITHOUT LIMITATION ANY RESULTANT OBLIGATION UNDER CERCLA, RCRA, ANY STATE STATUTE OR REGULATION, OR OTHERWISE, TO REMOVE, REMEDIATE OR RESPOND TO) ASBESTOS CONTAINING MATERIAL, RADON, UREA FORMALDEHYDE OR ANY OTHER TOXIC, HAZARDOUS OR OTHERWISE REGULATED WASTE, SUBSTANCE, CHEMICAL, POLLUTANT OR CONTAMINANT, AND (VII) ANY OTHER STATE OF FACTS WHICH EXIST WITH RESPECT TO THE PROPERTY.
PURCHASER ACKNOWLEDGES AND AGREES THAT THE TERMS AND CONDITIONS OF THIS SECTION 10 SHALL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE RECORDATION OF THE DEEDS OR EXECUTION OF THE ASSIGNMENTS FOR THE PROPERTY.
As to the Real Properties located in California, the waivers and releases set forth in this Agreement relating to unknown and unsuspected claims, Purchaser hereby acknowledges that such waivers and releases are being made after obtaining the advice of counsel and with the full knowledge and understanding that the consequences and effects of such waivers, and that such waivers are made with the full knowledge, understanding and agreement that California Civil Code Section 1542 provides as follows, and that the protections afforded by said Code Section are hereby waived:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.”

The foregoing waiver shall be deemed to be restated and re-made as of, and shall survive, the Closing.
Purchaser’s Initials
11.CROSS TERMINATION UNDER EPA.
11(a)If the EPA is terminated by an EPA Seller or an EPA Purchaser pursuant to Section 7.8 of the EPA or as otherwise permitted in the EPA, then Seller or Purchaser may, as a matter of right, terminate this Agreement by delivering written notice to the other Party, and the Parties shall be relieved of further right, obligation, or liability hereunder, except for those rights and obligations that expressly survive the termination of this Agreement. If the EPA is terminated by an EPA Seller or an EPA Purchaser pursuant to Section 7.9 of the EPA or as otherwise permitted in the EPA, then Seller or Purchaser may, as a matter of right, terminate this Agreement as to any of the remaining Properties subject to the terms and conditions of this Agreement by delivering written notice to the other Party, and the Parties shall be relieved of further right, obligation, or liability hereunder, except for those rights and obligations that expressly survive the termination for this Agreement.
11(b)In addition to the other termination rights provided for in this Agreement, if Purchaser has elected to terminate this Agreement as to Business Groupings, and the respective Dealership Business(es) being excluded under the EPA with respect to such Business Groupings represent more than thirty-five percent (35%) of the 2020 gross revenues of the New Car Entities (as defined in the EPA), then this Agreement in its entirety shall terminate, and the Parties shall be relieved of further right, obligation, or liability hereunder, except for those rights and obligations that expressly survive the termination of this Agreement. Notwithstanding anything to the contrary elsewhere in this Agreement, Seller shall not be obligated to sell a Property comprising a Business Grouping where EPA Buyer has elected not to purchase the Dealership Business operating on the Property of such Business Grouping.
12.ASSIGNMENT; SURVIVAL. Subject to Section 4(g), Purchaser may not assign this Agreement to any party without the express written consent of Seller, which consent may be withheld for any reason or no reason; provided, however, Purchaser may assign this Agreement without Seller’s consent to any entity owned or controlled by Purchaser or its principals so long as Purchaser remains liable under this Agreement. This Agreement shall be binding upon the Parties hereto and each of their respective heirs, executors, administrators, successors, and assigns. The provisions of this Agreement and the obligations of the Parties shall survive the execution and delivery of the Deeds and Assignments executed hereunder and shall not be merged therein, except that any representations and warranties of Seller hereunder shall survive Closing for twelve (12) months.
13.CAPITAL IMPROVEMENTS WORK; ADDITIONAL CONSIDERATION.
13(a)At Closing and in addition to the Purchase Price, Purchaser shall reimburse Seller for the actual costs and expenses incurred and paid by such Seller (or the respective EPA Sellers) as of Closing with respect to the capital improvements work described on Exhibit H attached hereto or as otherwise mutually agreed to in accordance with this Section 4 hereof (collectively, “Capital Improvements Work”) subject in each case, to the maximum amount set forth in said Exhibit H to this Agreement or as otherwise mutually agreed to in accordance with Section 16 hereof (collectively, “Capital Improvements Reimbursement”). Prior to Closing, Seller shall deliver to Purchaser reasonable evidence of the actual, out-of-pocket costs incurred by Seller to design, permit and construct all Capital Improvements Work, including, by way of example, bills, vouchers, invoices and receipts and an estoppel certificate from each contractor who is a party to a Construction Document with Seller (or any EPA Seller) confirming all amounts paid and amounts to be paid under each Construction Document through the end of the calendar month preceding the calendar month in which Closing occurs have been paid, together with all applicable lien releases from such contractor for work performed through the end of the calendar month preceding the calendar month in which Closing occurs. The Parties recognize that certain costs of performing the Capital Improvements Work are paid for by, and accounted for on the financial statements of, Seller of the Real Property where such work is being performed while certain other costs are accounted for by (and may be reflected as fixed assets on the financial statements of) an EPA Seller. Notwithstanding such accounting and notwithstanding any contrary provisions of the EPA, (a) the Capital Improvements Reimbursements shall be made pursuant to, and governed solely by, the terms and provisions of this Agreement, (b) Seller shall have the right to direct portions of the Capital Improvements Reimbursement to one or more of the EPA Sellers and (c) no provisions of the EPA which may be interpreted as excluding payment of the Capital Improvements Reimbursement, or requiring payment thereof, shall be given in force or effect, it being the intention of the parties that reimbursement for Capital Improvements Work be governed solely by the terms and provisions of this Agreement. For purposes of this Agreement, “Construction Documents” means each construction agreement, including all change orders thereto, for which there is an applicable Capital Improvements Reimbursement, which Construction Documents and Capital Improvements Reimbursement are listed on Exhibit H or is otherwise mutually agreed to in accordance with Section 16.
13(b)Seller shall, as part of Exhibit B, provide a copy of purchase orders, construction contracts, design professional contracts, and other agreements entered into by Seller (or any EPA Seller) with regard to the Capital Improvements Work. After the Effective Date, Seller shall promptly provide copies of any other documents related to the Capital Improvements Work to Purchaser. All of such contracts and agreements shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. All of such contracts and agreements shall, for purposes hereof, constitute Construction Documents and shall be assigned by Seller (or, as applicable, an EPA Seller; and Seller shall, in this regard and to the extent applicable, cause such EPA Seller to assign the same), together with all rights, permits, plans, approval, and warranties relating to the Construction Documents or any other recently completed construction, at Closing to Purchaser, and Purchaser shall assume all obligations of Seller (and, as applicable, EPA Sellers) thereunder arising after Closing and that are not attributable to a breach or default thereunder prior to Closing.
14.EMINENT DOMAIN OR TAKING.
14(a)If, prior to the Closing, any portion of the Real Property is taken by any governmental authority under power of eminent domain or otherwise, or a conveyance is made under threat thereof (“Taking”), or if the Real Property becomes subject to a pending, threatened or contemplated Taking which has not been consummated (a “Pending Taking”), Seller shall promptly notify Purchaser of such fact.
14(b)If any such Taking or Pending Taking is a Material Taking (as defined herein) as to any Real Property, then the following shall apply: (i) Purchaser shall elect, by written notice to Seller no later than ten (10) days following the date upon which Seller has provided Purchaser written notice of the Taking or Pending Taking (such 10-day period being herein called the “Purchaser’s Condemnation Election Period”), then Purchaser, in its sole and absolute discretion, may elect any one of the following with respect to each such Material Taking: (i) accept title to the affected Real Property at Closing subject to the Material Taking which remains uncured without an adjustment in the Purchase Price, or (ii) elect to terminate this Agreement as to such Business Grouping. In the event of any such termination of this Agreement with respect to a Business Grouping, the Parties shall be relieved of any further right, obligation or liability hereunder with respect to such Business Grouping, except for those rights and obligations that expressly survive the termination of this Agreement. For purposes of this Section 14(b), “Material Taking” means any taking or condemnation notice or proceeding that, would result or potentially result in, (A) all ingress and egress to and from the affected Real Property being impacted in a material and adverse manner, (B) more than fifteen percent (15%) of the land area or parking of the Real Property affected thereby is taken or condemned, or (C) regardless of the percentage of the land area or parking of the Real Property affected thereby, the material impairment of the continued use or operation of any Real Property for the respective Business conducted thereon (including, without limitation, the ability to comply with applicable Manufacturer (as such term is defined in the EPA) requirement or applicable laws, rules and regulations).
14(c)If such Taking or Pending Taking is not a Material Taking as to the Real Property affected thereby, Purchaser agrees to accept each portion of the Real Property that is subject to a Pending Taking (except that as to any Taking where title to any of the Land has been conveyed to the condemnor, such affected land shall no longer be considered part of the “Real Property” for purposes of this Agreement). In such event, upon the Closing, Seller shall assign and turn over, and Purchaser shall be entitled to receive and keep, all awards or rights to awards attributable to any such Taking which accrue to or have been paid to Seller, and the parties shall proceed to the Closing pursuant to terms hereof, and there shall be no reduction in the Purchase Price. Seller shall take no action with respect to the settlement of any Taking or Pending Taking without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.
15.FIRE OR CASUALTY.
15(a)If, prior to the Closing, any part of the Real Property is damaged or destroyed by fire or other casualty, Seller shall promptly notify Purchaser of such fact.
15(b)If the damage to the improvements located on any Real Property caused by such fire or other casualty constitutes a Major Casualty (as defined herein) as to such Real Property, Purchaser shall elect, by written notice to Seller no later than ten (10) days following the date upon which Seller has provided Purchaser written notice of the occurrence of such fire or other casualty (such 10-day period being herein called the “Purchaser’s Casualty Election Period”), then Purchaser, in its sole and absolute discretion, may elect any one of the following with respect to each such Material Casualty: (i) accept title to the affected Real Property at Closing subject to the Material Casualty which remains uncured without an adjustment in the Purchase Price, or (ii) elect to terminate this Agreement as to such Business Grouping. In the event of any such termination of this Agreement with respect to a Business Grouping, the Parties shall be relieved of any further right, obligation or liability hereunder with respect to such Business Grouping, except for those rights and obligations that expressly survive the termination of this Agreement. As used herein, the term “Material Casualty” means any damage or destruction caused by fire or other casualty to any Real Property that is reasonably expected to (A) cost in excess of $1,000,000 to repair, or (B) require more than one hundred eighty (180) days, measured from the date of the casualty, to repair and restore fully, in each such case as reasonably estimated by a reputable general contractor selected by Purchaser and approved by Seller.
15(c)If any such fire or other casualty does not constitute a Material Casualty, Purchaser agrees to accept any Real Property damaged by reason thereof without the repair or restoration thereof and without any reduction in the Purchase Price. However, Seller shall, at Closing, assign and turn over, and Purchaser shall be entitled to receive and keep, all insurance proceeds paid or payable to Seller with respect to such damage or destruction (save any portions thereof which may have been expended by Seller in repair of the Real Property), and Seller shall pay over to Purchaser an amount equal to the deductible amount (less an amount equal to the amount of Seller’s own funds applied to repair and restoration) and any required co-insurance payment with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price. Purchaser shall have the right to participate in any adjustment of the insurance claim, and Seller shall not adjust or settle any such claim without Purchaser’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.
16.CONDUCT OF BUSINESS
16(a)Seller shall not, after the Effective Date, enter into any contract which will not be paid and performed in full prior to the Closing Date, that will be binding upon Purchaser or the Real Property after Closing, and that cannot be canceled upon thirty (30) days’ (or less) notice at no cost to Purchaser unless Seller first obtains the written approval of Purchaser, which approval shall not be unreasonably withheld. Without limiting the generality of the foregoing, after the Effective Date, Seller shall not enter into any contract for the sale or lease of the Real Property and shall not enter into any additional Construction Documents without the prior written consent and approval of Purchaser.
16(b)Seller shall not apply for or join in any change in zoning, platting, right of way grant or similar public use matters related to any of the Real Property, or any laws relating to any of the Real Property.
16(c)During the period between the date hereof and the Closing, Seller shall:
(i)Use its commercially reasonable efforts to comply with all state and municipal laws, ordinances, regulations and orders relating to any of the Property.
(ii)Use its commercially reasonable efforts to comply with all the terms, conditions and provisions of the liens, mortgages, agreements, insurance policies and other contractual arrangements relating to any of the Property, make all payments due thereunder and suffer no default therein.
(iii)Operate, manage maintain the all of the Property in the same manner as it has in the past and shall not change its policies or procedures with regard to maintenance of any of the Real Property.
(iv)Reasonably cooperate with Purchaser in Purchaser’s efforts to obtain estoppel certificates from property owner associations and other applicable parties with respect to restrictive covenants affecting any of the Property.
16(d)Until the Closing Date or the earlier termination of this Agreement, Seller shall notify Purchaser, in writing, within five (5) Business Days after receiving notice, or otherwise obtaining actual knowledge, of:
(i)Any fact or event which would make any of the representations or warranties of Seller contained in this Agreement untrue, incorrect, inaccurate or misleading in any material respect or which would cause Seller to be in violation of any of its covenants or other undertakings or obligations hereunder.
(ii)Any violation of any law, ordinance, rules, requirements, regulations, order or law with respect to any Property or any portion thereof (iii)    Any proposed change in any zoning, government dedication or law affecting the use or development of any Property or any part thereof.
(iii)Any pending or threatened (and unresolved) litigation which affects or relates to any Property or any part thereof and would subject Purchaser to liability or which would affect the transaction contemplated hereby.
(iv)Any damage or destruction (excluding normal wear and tear) to any Property or any part thereof.
(v)Any pending or threatened (and unresolved) condemnation or eminent domain proceeding affecting any Real Property or any part thereof.
(vi)Any written notice or other communication, from the United States Environmental Protection Agency or any other federal, state or local governmental authority having jurisdiction over any Real Property, with respect to (i) any alleged violation concerning any Real Property of any Environmental Laws; or (ii) the handling, release, use, discharge, storage or disposal of any hazardous materials at, on or from any Real Property.
(vii)Any notice of reassessment or other notice received from a taxing authority with respect to a Property.
17.MISCELLANEOUS.
17(a)All notices and other communications hereunder shall be in writing, and be deemed duly given: (i) when given, if personally delivered; (ii) three (3) days after mailing, if mailed by certified mail, return receipt requested, postage prepaid; (iii) one business (1) day after shipping via FedEx or other nationally recognized overnight courier service; and (iv) if sent by electronic mail addressed to the electronic mail address set below, when sent, provided the sender does not receive a message of non-delivery, and provided that the email is sent with an automatic response of receipt or the receiver acknowledges receipt of the email, or the sender sends, concurrently with the email, a conforming copy thereof deposited for delivery by U.S. Mail, to the following addresses:
If to Purchaser:    _________________________
2905 Premiere Parkway, Suite 300
Duluth, Georgia 30097
Attention: SVP, Chief Legal Officer
Email: gvillasana@asburyauto.com
with a copy to:    Hill Ward Henderson
101 E. Kennedy Boulevard, Suite 3700
Tampa, FL 33602
Attention: R. James Robbins, Jr.
Facsimile: 813-221-2900
Email: jim.robbins@hwhlaw.com
If to Seller:    Miller Family Real Estate, L.L.C.
9350 South 150 East, Suite 900
Sandy, UT 84070
Attention: Brad Holmes
Email: brad.holmes@lhm.com
with a copy to:    Snell & Wilmer L.L.P.
15 West South Temple, Suite 1200
Salt Lake City, UT 84101
Attention: Wade Budge
Email: wbudge@swlaw.com
If to Escrow Agent:    Cottonwood Title Insurance Agency, Inc.
996 East 6400 South, Suite 120
Murray, UT 84121
Attention: Wende Harris
Email: wharris@cottonwoodtitle.com
The Parties hereto shall be responsible for notifying each other of any change of address.
17(b)If any term, covenant or condition of this Agreement, or the application thereof to any Party or circumstance, shall be invalid or unenforceable, the Agreement shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law.
17(c)It is the intention of the Parties hereto that all questions with respect to the construction of this Agreement, and the rights or liabilities of the Parties hereunder, shall be determined in accordance with the laws of Utah, without regard to conflicts of law rules. Time is hereby declared to be of the essence in the performance of each of Seller’s and Purchaser’s obligations hereunder.
17(d)Any deadline date specified in this Agreement which falls on a Saturday, Sunday or legal holiday in the United States (any days other than the foregoing to be considered “Business Days” for all purposes hereunder) shall be extended to the first regular Business Day after such deadline date.
17(e)This Agreement, together with the exhibits and schedules attached hereto, and the EPA, contain the final and entire agreement between the Parties hereto. The recitals set forth in the beginning of this Agreement are incorporated herein as if restated in full. No change or modification of this Agreement, or any waiver of the provisions hereof, shall be valid unless the same is in writing and signed by the Parties hereto. Waiver from time to time of any provision hereunder will not be deemed to be a full waiver of such provision, or a waiver of any other provisions hereunder. The terms of this Agreement are mutually agreed to be clear and unambiguous, shall be considered the workmanship of all of the Parties and shall not be construed against the drafting Party. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
17(f)Titles to sections and subsections are for convenience only, and are not intended to limit or expand the covenants and obligations expressed thereunder.
17(g)This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A Party’s signature on this Agreement or any amendment hereto may be provided electronically and shall be effective upon transmission to the other Party.
17(h)In addition to any other relief to which it may be entitled, the prevailing Party in any dispute or controversy relating to this Agreement shall be entitled to recover its attorneys’ fees and costs incurred in regard to such dispute or controversy. THE PARTIES WAIVE THEIR RESPECTIVE RIGHTS OF TRIAL BY JURY.
17(i)For purposes of this Agreement and any document delivered at Closing, all references to Seller’s knowledge, including, without limitation, whenever the phrase “to Seller’s actual knowledge,” or the “knowledge” or “Knowledge” of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual, personal knowledge of Seller’s Representative only, and no others, only at the times indicated, and in no event shall the same include any knowledge imputed to Seller by any other person or entity. “Seller’s Representative” means and shall be limited to Brad Holmes and Greg Flint. Seller hereby represents and warrants to Purchaser that Seller’s Representative comprises the individual who is most knowledgeable about all of the Real Property. “Knowledge” of a particular fact or other matter exists if the foregoing named individual(s) is/are actually aware of such fact or other matter, or if a reasonable person in his position would have been aware of such fact or matter.
17(j)Purchaser and Seller shall reasonably cooperate with respect to a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code (“1031 Exchange”), provided such 1031 Exchange shall not impose on Purchaser or Seller any additional liability or financial obligation, shall not delay Closing, and Purchaser and Seller shall indemnify, defend and hold each other harmless for, from and against any claims, damages or expenses arising in connection with or resulting from Purchaser’s or Seller’s 1031 Exchange. Notwithstanding the foregoing, the consummation of the transaction contemplated by this Agreement shall not be subject to or contingent upon either Party’s ability to consummate its 1031 Exchange.
17(k)Neither this Agreement nor a memorandum thereof shall be filed or recorded by Seller or Purchaser.
17(l)THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE, UNLESS OTHERWISE AGREED TO BY THE PARTIES. FOR PURPOSES OF THIS SECTION, THE TERM “STATE” SHALL MEAN THE STATE OF THE UNITED STATES WHERE A PROPERTY IS LOCATED AND WHERE A BREACH AROSE.
17(m)Prior to Closing, (i) each of the Parties irrevocably (A) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) waives any objection to the laying of venue of any Proceeding (as defined in the EPA) relating to this Agreement or the Transactions in such court, (D) waives and agrees not to plead or claim in any such court that any Proceeding relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (E) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action (as defined in the EPA), the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 17(a) and (ii) notwithstanding anything herein to the contrary, the Seller and each of the other Parties (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source (as defined in the EPA) in any way relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter (as defined in the EPA), any other letter or agreement relating to the Financing (as defined in the EPA) (including any fee letters or engagement letters related thereto) the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, (B)

submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 17(a) shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by Law (as defined in the EPA), any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final non-appealable Order in any Proceeding shall be conclusive and may be enforced in other jurisdictions by Proceeding on such Order or in any other manner provided by Law.
17(n)After Closing, subject to the provisions below, (i) each of the Parties irrevocably (A) submits to the personal jurisdiction of the State, in and for the respective County in which the Property is located, or in the event (but only in the event) that such respective County court does not have subject matter jurisdiction over such dispute, the United States District Court for the District in closest proximity to the County where such Property is located, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) waives any objection to the laying of venue of any Proceeding (as defined in the EPA) relating to this Agreement or the Transactions in such court, (D) waives and agrees not to plead or claim in any such court that any Proceeding relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (E) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than as provided herein. Each Party agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 17(a) and (ii) notwithstanding anything herein to the contrary, the Seller and each of the other Parties (A) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (B) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 17(a) shall be effective service of process against it for any such action brought in any such court, (C) waives and hereby irrevocably waives, to the fullest extent permitted by Law (as defined in the EPA), any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (D) agrees that a final non-appealable Order in any Proceeding shall be conclusive and may be enforced in other jurisdictions by Proceeding on such Order or in any other manner provided by Law. Notwithstanding the foregoing, if after Closing there is a dispute or Proceeding with respect to the EPA, then venue with respect to any dispute or Proceeding with respect to this Agreement shall be as set forth in Section 17(m) above.
(SIGNATURES FOLLOW ON NEXT PAGES)

BUYER:

ASBURY AUTOMOTIVE GROUP, L.L.C., a Delaware limited liability company

By: /s/ David W. Hult
Name: David W. Hult
Title: President & Chief Executive Officer

WITNESS, the following signatures.

SELLER:

MILLER FAMILY REAL ESTATE, L.L.C., a Utah limited liability company

By: /s/ Brad Holmes
Name: Brad Holmes, President

And as to the parcel of Property described in Section 4(i):

LARRY H. MILLER CORPORATION – BOISE, a Utah limited liability company

By: /s/ Brad Holmes
Name: Brad Holmes, Authorized Officer

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